Exhibit 10.13

August 13, 2024

VIA EMAIL

Yorkville Advisors Global, LP

1012 Springfield Avenue

Mountainside, New Jersey 07092

Attention: David Fine, Esq.

Re: MSP Recovery, Inc. Floor Price Adjustment

Dear Mr. Fine:

Reference is made to the Exchangeable Promissory Notes (“Notes”) issued pursuant to the Standby Equity Purchase Agreement dated November 14, 2023 by and between YA II PN, Ltd. (“Yorkville”) and MSP Recovery, Inc. (“MSP Recovery”).

This letter serves as written notice by MSP Recovery to Yorkville that, effective as of the date hereof, the Floor Price, as defined in paragraph (12)(t) of the Notes, shall be reduced to $0.15 per share.

Sincerely,

_______________________

Name: John H. Ruiz

Title: Chief Executive Officer

Acknowledged and agreed:

YA II PN, Ltd.

By: Yorkville Advisors Global, LP

Its: Investment Manager

By: Yorkville Advisors Global II, LLC

Its: General Partner

By:

_______________________

Name: Matthew Beckman

Title: Member